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-----------------                         U.S. SECURITIES AND EXCHANGE COMMISSION                      ----------------------------
| F  O  R  M  4 |                                  Washington, D.C. 20549                              |       OMB APPROVAL       |
-----------------                                                                                      |--------------------------|
[X] Check this box if no longer          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  |OMB Number       3235-0287|
subject to Section 16. Form 4 or                                                                       |Expires: October 31, 2001 |
Form 5 obligations may continue.                                                                       |Estimated average burden  |
See Instruction 1(b).          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, |hours per response.....0.5|
                            Section 17(a) of the Public Utility Holding Company Act of 1935 or         ----------------------------
                                 Section 30(f) of the Investment Company Act 1940

(Print or Type response)
-----------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person(s)  |
|                                        |                                                | to Issuer (Check all applicable)      |
|                                        |    Ramtron International Corporation  (RMTR)   |                                       |
|    Carrigan, Donald G.                 |                                                | --- Director           ---10% Owner   |
|----------------------------------------|------------------------------------------------|  X  Officer            ---Other       |
|    (Last)      (First)       (MI)      |3.IRS Idenification    |4.Statement for         | (give title below)    (specify below) |
|                                        |  Number of Reporting  | Month/Year             |      Vice President of Sales          |
|  425 Scrub Oak Circle                  |  Person, if an entity |     August 2001        |---------------------------------------|
|----------------------------------------|  (voluntary)          |------------------------|7.Individual or Joint/Group Filing     |
|            (Street)                    |                       |5.If Amendment,         |  (Check Applicable Line)              |
|                                        |                       |  Date of Original      |  X  Form filed by One Reporting Person|
|    Monument, CO  80132                 |                       |  (Month/Year)          |  --- Form filed by More than One      |
|----------------------------------------|                       |                        |      Report Person                    |
|    (City)     (State)       (Zip)      |                       |                        |                                       |
===================================================================================================================================
|                           TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                      |
|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Trans-  | 3.Trans-  | 4.Securities Acquired(A) |5.Amount of    |6.Owner-    |7.Nature of       |
|  (Instr. 3)                   |  action  |   action  |   or Disposed of (D)     |  Securities   |  ship      |  Indirect        |
|                               |  Date    |   Code    |   (Instr. 3,4 and 5)     |  Beneficially |  Form:     |  Beneficial      |
|                               |          |  (Inst.8) |                          |  Owned at     |  Direct    |  Ownership       |
|                               |  (Month/ |           |--------------------------|  End of Month |  (D) or    |                  |
|                               |  Day/    |-----------|         | (A) or |       |               |  Indirect  |                  |
|                               |  Year)   |  Code | V |  Amount | (D)    | Price |(Instr.3 and 4)|  (I)       |                  |
|                               |          |       |   |         |        |       |               |  (Instr.4) |  (Instr.4)       |
|-------------------------------|----------|-------|---|---------|--------|-------|---------------|------------|------------------|
|                               |          |       |   |         |        |       |               |            |                  |
|                               |          |       |   |         |        |       |               |            |                  |
|-------------------------------|----------|-------|---|---------|--------|-------|---------------|------------|------------------|
|                               |          |       |   |         |        |       |               |            |                  |
|-------------------------------|----------|-------|---|---------|--------|-------|---------------|------------|------------------|
|                               |          |       |   |         |        |       |               |            |                  |
----------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class securities owned directly or indirectly.                                 (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

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FORM 4 (continued)           TABLE II-Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                 (e.g., puts, calls, warrants, options, convertible securities)
----------------------------------------------------------------------------------------------------------------------------------
|1.Title of  |2.Conver-|3.Trans-|4.Trans-|5.Number of Deriv-|6.Date Exer-|7.Title/Amount of|8.Price|9.Number|10.Owner-|11. Nature|
|  Derivative|sion or  |action  |action  |ative Securities  |cisable and |Underlaying      |of     |of deri-|ship     |of        |
|  Security  |Exercise |Date    |Code    |Acquired (A) or   |Expiration  |Securities       |Deriv- |ative   |Form of  |Indirect  |
|  (Instr.3) |Price of |        |(Instr.8|Disposed of (D)   |Date        |(Instr. 3 and 4) |ative  |Secur-  |Deriv-   |Benefi-   |
|            |Deri-    |(Month/ |        |(Instr.3, 4 and 5)|(Month/Day/ |                 |Secur- |ities   |ative    |cial      |
|            |vative   |Day/    |        |                  |Year)       |                 |ity    |Bene-   |Security:|Owner-    |
|            |Security |Year)   |        |                  |------------|-----------------|(Instr.|fically |Direct   |ship      |
|            |         |        |        |                  |     |      |      |          |5)     |Owned   |(D) or   |(Instr.4) |
|            |         |        |        |                  |     |      |      |          |       |at End  |Indirect |          |
|            |         |        |        |                  |     |      |      |          |       |of      |(I)      |          |
|            |         |        |        |                  |Date |Expir-|      |Amount or |       |Month   |(Instr.4)|          |
|            |         |        |--------|------------------|Exer-|ation |Title |Number of |       |(Instr.4|         |          |
|            |         |        |    |   |         |        |cis- |Date  |      |Shares    |       |        |         |          |
|            |         |        |Code| V |   (A)   |  (D)   |able |      |      |          |       |        |         |          |
|------------|---------|--------|----|---|---------|--------|-----|------|------|----------|-------|--------|---------|----------|
|            |         |        |    |   |         |        |     |      |      |          |       |        |         |          |
|            |         |        |    |   |         |        |     |      |      |          |       |        |         |          |
|------------|---------|--------|----|---|---------|--------|-----|------|------|----------|-------|--------|---------|----------|
|            |         |        |    |   |         |        |     |      |      |          |       |        |         |          |
|------------|---------|--------|----|---|---------|--------|-----|------|------|----------|-------|--------|---------|----------|
|            |         |        |    |   |         |        |     |      |      |          |       |        |         |          |
|-------------------------------|----|---|---------|--------|-----|------|------|----------|-------|--------|---------|----------|
|=================================================================================================================================
Explanation of Responses:


**   Intentional misstatements or omissions of facts constitute                /S/ Donald G. Carrigan                     8-16-01
     Federal Criminal Violations.  See 18 U.S.C. 1001 and                     -----------------------------------------  --------
     15 U.S.C. 78ff(a).                                                       Donald G. Carrigan                           Date
                                                                              **Signature of Reporting Person

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